April 30, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Index due April 29, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the pricing supplement dated April 25, 2018, (the “pricing supplement”), the earliest date on which an automatic call may be initiated referenced on the cover page is as set forth below:

●	The earliest date on which an automatic call may be initiated is October 24, 2018.

In addition, the date of the closing values referenced in the Strike Value section is as set forth below:

Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was $27.67 for the Fund, 2,634.56 for the S&P 500® Index and 1,553.281 for the Russell 2000® Index. The Strike Value of each Underlying is not the closing value of that Underlying on the Pricing Date.

CUSIP: 48129MC87

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing Supplement dated April 25, 2018:

https://www.sec.gov/Archives/edgar/data/19617/000089109218003906/e78721_424b2.htm

•	Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018